Exhibit 4.21

Date: July 14th 2008

Att:

Bank Mizrahi Tefahot Ltd (hereinafter: “the bank”)

Branch 018

Dear Sir or Madam,

Whereas AudioCodes Ltd (hereinafter: “the company”) approached us with a request for long term loans totalling 15,000,000 dollars which will be provided to the company account No. ###### (hereinafter: the loans”);

And whereas Shabtai Adlersberg holds company shares and is a stakeholder in the company as detailed in his report to the Securities Authority in the United States in February 2008 attached as an integral part of this letter and as the term “stakeholder” is defined in the Securities Law 5728-1968 (hereinafter: “the stakeholder”);

And whereas as one of the conditions of provision of loans the bank has requested that the company and the stakeholder shall sign on this document and on the undertakings detailed hereinafter, and the company and the stakeholder agreed to this;

Therefore, the company declares and undertakes vis-à-vis the bank that for as long as the company has obligations and undertakings vis-à-vis the bank for provision of the loans, all the following shall be imposed:

1.	The company shall comply at all times with the conditions and the financial criteria hereinafter, which shall be examined pursuant to the company’s quarterly consolidated financial reports (the annual reports shall be audited pursuant to US GAAP or various rules of standardization that shall replace them).

1.1.	The company’s equity capital according to the financial reports as detailed hereinafter shall not be less than 25,000,000 dollars and its percentage as compared to the total balance sheet shall not be less than 15%. Starting from the balance sheet of December 31st 2009 the company’s equity capital, as detailed hereinafter, shall not be less than 30,000,000 dollars and its percentage compared to the balance sheet shall not be less than 15%.

Equity capital - as it appears in the company’s financial reports (including inter alia the company’s defrayed equity capital, capital funds, balance of the undesignated profit less the cost of the company shares held by it or by subsidiaries and plus/less any other clause included within the framework of the company equity clause in the financial reports) and plus deferred owners loans, and less loans given to affiliated parties and less intangible assets as they shall appear in the company’s financial reports.

[In this matter, affiliated parties is as defined in Manifesto No. 29 in regard to affiliated parties, by the Institute of Chartered Accountants in Israel.]

Sums that shall be deducted from the equity capital for the purpose of calculating the equity capital as defined above, shall also be deducted from the total balance sheet for the purpose of calculating its percentage, as required in the preface of Section 1.1 above.

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1.2.	The company’s total bank financial undertakings shall not exceed $30,000,000. It is hereby clarified that the company’s 2% Senior Convertible Notes Due 2024 (“convertible notes”) shall not be considered as financial undertakings. Without derogating from that stated in Sections 4-5 hereinafter, the company shall be permitted to defray the current payments due from it to its creditors including to the convertible note holders and this during the regular course of business and pursuant to the agreements with them and the dates detailed therein. The aforementioned shall not derogate from the fact that the bank is a secured creditor and therefore at the time of realization of liens given by the company in favour of the bank the secured creditors (including the bank) shall collect from the considerations of the realization the monies due to them before unsecured creditors including the convertible note holders.

The bank financial undertakings are defined as loans (short term and long term) from banks and other financial institutions.

1.3.	The accrued operating profit (US GAAP) for the last 4 quarters starting from December 31st 2008 shall not be less than $3,000,000. Notwithstanding the aforementioned, a loss of up to $3,000,000 that shall be caused for an accounting record for the value of the benefit entailed in granting options to employees pursuant to FAS123 shall not constitute a breach of the criteria.

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1.4.	Until the date of realization of the options for defrayal of the convertible note (Security No. 050732AB2) (hereinafter:”the bond”) in November 2009, the overall total received in cash (as defined hereinafter) plus investments (as defined hereinafter) shall not be less at any time than 120,000,000 dollars; the balance of cash shall not be less at any time than 15,000,000 dollars.

From the date of defrayal of the bond the overall sum received from receivable customers of the company plus cash plus investments shall not be less at any time than 40,000,000 dollars whereby the overall sum received from cash plus investment shall not be less at any time than 20,000,000 dollars and the balance of the cash shall not be less at any time than 15,000,000 dollars.

Cash - as it appears in the company’s financial reports including cash and cash equivalents, short term deposits for a period of up to one year.

Investments - long term deposits up to two years, convertible bonds ranked A+ for a period of up to two years.

The company declares that as of the date of signature on this document it is complying with the terms and the financial ratios determined in Section 1 above.

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2.	The company undertakes that inasmuch as it shall apply accounting rules that are different than those applied by it on the date of signature on this letter of undertaking, the company shall approach the bank to correlate its undertakings pursuant to Section 1 above with the changes derived from the application of the rules. In the event that the company and the bank shall not reach an agreement in regard to the changes required within 30 days from the date that the company approached the bank or within another period determined between the parties, this shall be cause to consign the company’s obligations and undertakings for immediate defrayal.

3.	If there shall be no change to the stakeholder’s holdings in the company as such that he shall reduce his holdings to under the percentage of the holdings required pursuant to the Securities Law 5728-1968 for the purpose of definition of a stakeholder, without the consent of the bank in advance and in writing.

4.	The loans which the company received and/or shall receive from the stakeholder in the company (hereinafter: “the owners loans”) shall be inferior and deferred from the company’s obligations and undertakings to the bank for provision of the loan, and the obligations and undertakings of the company vis-à-vis the bank for provision of the loans shall have priority as compared to the owners loans as they shall be at any time. To avoid doubt, it is hereby clarified that the services that the stakeholder provides and/or shall provide to the company as a “functionary” of the company, including as the Chairman of the Board of Directors, President and/or company CEO, shall not be considered as an owners loan, and the company’s obligations and undertakings vis-à-vis the bank shall not have priority as compared to these services, and the company shall be permitted to pay the stakeholder for these services without any restriction.

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5.	The company undertakes not to pay management fees, dividends, interest payments and/or any other payment to shareholders, and not to defray owners loans or any part of them until the sums due from it to the bank for provision of the loans shall be defrayed in full, and for as long as the company’s obligations and undertakings to the bank shall not be defrayed in full for provision of the loans. To avoid doubt it is hereby clarified that the company is not restricted (a) in buying company shares and/or the company’s convertible notes on condition that the company is complying with the terms and financial ratios determined in Section 1 above; (b) the payment of interest and/or other payments is imposed and/or shall be imposed on the convertible note.

6.	We hereby undertake that we shall not sell and/or transfer and/or deliver and/or lease and/or rent (hereinafter jointly and severally - transfer) any assets whatsoever (including monies), in any shape or form, as they are at present and as they shall be in the future, in entirety or in part, from our ownership and/or our possession during an entire consecutive period of 12 months, whereby the value of the assets exceeds 1 million US dollars (or equivalent in foreign currency and/or in NIS), which is not during the regular course of business and in return for full consideration to third parties (including to those who are our shareholders directly or indirectly), without the consent of the bank in writing and in advance.

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7.	We hereby undertake that we shall not execute purchases/investments of any type whatsoever of/in companies and/or of/in assets and in any form whatsoever, whether indirectly or directly, whereby the sum of the purchase/investment exceeds 10 million US dollars (or equivalent in foreign currency and/or in NIS, pursuant to the type of investment) during a consecutive period of 12 months, without notifying the bank in writing and in advance. A notice to the bank shall not be given before a notice to the public if such shall be required.

8.	The company shall provide the bank close to receipt of its request for such, reports, documents and current information in regard to the company’s business and its financial status. Without derogating from the generality of the aforementioned, the bank shall be provided with, inter alia, starting from the date of signature on this document current reports as follows:

8.1.	Within 180 days from December 31st of each year the company shall transfer to the bank all its financial reports for December 31st of the year ending, whereby the aforementioned reports are audited by an external CPA.

8.2.	Within 75 days from the last day of each of the months March, June, September, December of each year the company shall transfer to the bank all the company’s notices to the press regarding the summary of the financial reports relating to the calendar quarter ending on the last day of each of the aforementioned months including an amendment report as regards the equity capital which were prepared according to accepted accounting principles (US GAAP).

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8.3.	Within 30 days from the last day of each quarter the company shall transfer to the bank details of receivables (including customers in Israel, overseas, various receivables and its debts to creditors with priority) and debit balances in the banking system. The figures shall relate to the last day of each quarter.

8.4.	Within 30 days from the last day of each quarter the company shall transfer to the bank a report on the composition of the company’s investment portfolio including the ranking of the securities constituting the company’s investment portfolio. The report shall be signed by the company and shall contain the company’s reference to its compliance with the criteria detailed in Section 1.4 above.

8.5.	If the company shall prepare additional financial reports in Israel and overseas, audited or unaudited and/or additional financial reports such as prospectuses, business plans and so forth, presented to any entities whatsoever in Israel or overseas and published by the company, the company shall transfer to the bank copies of these reports immediately that they are prepared.

8.6.	Without derogating from the above-mentioned in this section, the bank’s representatives shall be permitted to meet with the company’s CPA at any time at their request for the purpose of ascertaining the financial status of the company.

For the purpose of this document the term “financial reports” means - balance sheet, profit and loss report, cash flow report, amendments to equity capital report including annotations which were prepared and audited pursuant to the accepted rules of accounting (US GAAP).

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9.	The company shall inform the bank immediately in regard to any claim or legal proceeding exceeding one million dollars of any type whatsoever that has been filed or has been opened in a court, tribunal or in any other judicial institution, in Israel or overseas.

10.	The company is aware that in any event of a breach of one or more of its undertakings pursuant to this document, including in the event of a breach derived from application of rules of regulation different from the rules implemented by it on the date of signature on this undertaking, in part or in full, then in addition to any other relief that the bank shall be entitled to pursuant to any document signed and/or that shall be signed by the company and subject to the company’s right to remedy these breaches if and inasmuch as they exist and/or subject to any law, the bank shall be permitted, but not obligated, to consign for immediate defrayal the sums due to it from the company for provision of the loans, in entirety or in part, and to realize any security and/or guarantee provided to it and/or for it by the company.

11.	Any undertaking by the company and the stakeholder pursuant to this document and all the bank’s rights pursuant to it are in addition to and independent from the undertakings, securities and guarantees that the bank received and/or shall receive from the company and/or from the stakeholder and/or from either of them, and shall not affect them and shall be not be affected by them.

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12.	The bank’s waiver for any prior breach whatsoever or for any previous non-compliance whatsoever of one or more of the undertakings to it, whether that same undertaking is included in this document or whether it is included or shall be included in any other document whatsoever, shall not be considered as justification for an additional breach or additional non-compliance with any term or undertaking as aforementioned; and the avoidance of the bank from realization of any right whatsoever awarded to it pursuant to any document whatsoever and/or pursuant to any law, shall not be interpreted has a waiver of that same right.

13.	To avoid doubt it is hereby clarified that nothing stated in this document shall derogate or diminish in any way whatsoever any undertaking by the company and/or of the stakeholder and/or either of them vis-à-vis the bank and/or from any right or duty whatsoever by the bank vis-à-vis the company and/or vis-à-vis the stakeholder pursuant to agreements with the bank including the general terms for administering an account, general terms for credit activity and any other document which has been signed and/or shall be signed by them and/or by any of them.

Yours sincerely

(signature)	(signature)	Stamp: AudioCodes Ltd
Company signature

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I the undersigned, am the shareholder/stakeholder and Company CEO of Audiocodes Ltd (hereinafter: “the company”) confirm and undertake to you as follows:

1.	I confirm my consent to provision of the aforementioned undertakings by the company.

2.	I undertake not to cause or to agree to a change in the percentage of my holdings in the company, which would reduce my holdings to under the percentage of holdings required pursuant to the Securities Law, 5728-1968 for the purpose of definition of a stakeholder, including by way of transfer of shares and/or allocation of shares and/or by any other method and to change the identity of the stakeholder as such that it shall cause the company to breach its undertakings as detailed above.

3.	I hereby agree and undertake that the loans which the company has received and/or shall receive from me (hereinafter - “the owners loans”) shall be inferior and deferred from the company’s obligations and undertakings to the bank for provision of the loans and that the company’s obligations and undertakings vis-à-vis the bank for provision of the loans shall have priority as compared to the company’s obligations to me for the owners loans as they shall be from time to time, and that the company and/or its representative and/or anyone in its name shall pay and defray to the bank all the obligations and undertakings to the bank, and this prior to defrayal of the owners loans as they shall be at that time. To avoid doubt it is hereby clarified that the services that the stakeholder provides and/or shall provide to the company as a “functionary” of the company, including Chairman of the Board of Directors, President and/or company CEO shall not be considered as owners loans, and the company’s obligations and undertakings vis-à-vis the bank shall not have priority as compared to these services and the company shall be permitted to pay the stakeholder for these services without any restriction.

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4.	Without derogating from the aforementioned in Section 3 above I hereby undertake not to request and not to receive from the company in any way whatsoever payments on account of defrayal of the owners loans, or any part of them, for as long as all the company’s obligations and undertakings have not been defrayed to the bank for provision of the loans. To avoid doubt it is hereby clarified that the company shall be permitted to pay the stakeholder for the services that the stakeholder provides and/or shall provide to the company as a “functionary” of the company, including as Chairman of the Board of Directors, President and/or company CEO without any restriction.

5.	I hereby undertake that in the event that, for any reason whatsoever, I shall receive any payment whatsoever on account of defrayal of the owners loans, and this when on that same date all the company’s obligations and undertakings vis-à-vis the bank have not been defrayed to you in full for provision of the loans, I shall pay and defray you any sum that shall be paid to me and/or shall be received by me on account of defrayal of the owners loans as aforementioned.

6.	My aforementioned undertakings shall be rescinded on cancellation of the company’s aforementioned undertaking without any additional notice.

Date: July 14th 2008	Name: Shabtai Adlersberg	Signature: (signature)

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